EXHIBIT 5.1

                         Meltzer, Lippe & Goldstein, LLP
                                190 Willis Avenue
                             Mineola, New York 11501

                                                May 4, 2004

Division of Corporate Finance
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, D.C.  20549

            Re:  Hauppauge Digital Inc.
                 1995 Employment Contract Options Plan for its benefit of Kenneth Plotkin

Gentlemen:

      We have acted as counsel for Hauppauge Digital Inc., a Delaware corporation (hereinafter called the "Company") in connection with the proposed issue and sale by the Company of 300,000 shares to the provisions of the 1995 Employment Contract Options Plan for its benefit of Kenneth Plotkin (the "Plan").

      As counsel to the Company, we have examined the Minute Books of the Company, together with copies of its Articles of Incorporation and By-Laws. We have also examined the Plan and the proposed Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission. Based upon the foregoing, and our examination of such other documents as we deemed pertinent, we are of the opinion that:

      1. The Company is a corporation duly organized and validly existing and in good standing under and by virtue of the laws of the State of Delaware.

      2. The authorized capital of the Company consists of 25,000,000 shares of Common Stock, par value $.01 per share, of which 8,881,682 shares of


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Common Stock are presently (as of January 30, 2004) legally issued and outstanding, fully paid and non-assessable, not including treasury shares.

      3. The shares of Common Stock of the Company to be issued upon the exercise of the Option are validly authorized and, assuming (a) the shares of Common Stock so issuable will be validly authorized on the dates of exercise,
(b) on the dates of exercise, the Option will have been duly executed, issued, and delivered, will constitute the legal, valid and binding obligation of the Company, and will (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) be enforceable as to the Company in accordance with its terms, and (c) no change occurs in the applicable law or the pertinent facts, then, when (d) the pertinent provisions of such blue sky and securities laws as may be applicable have been complied with and (e) the Option is exercised in accordance with its terms and the terms of the Plan, the shares of Common Stock so issuable will be validly issued, fully paid and non-assessable.

                                             Very truly yours,


                                             /s/ Meltzer, Lippe & Goldstein, LLP
                                             -----------------------------------
                                             Meltzer, Lippe & Goldstein, LLP